Exhibit 10.1
August 2, 2022

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591

Attention:
Subject:    Modification No. 02
Reference:    MCDC Base Agreement No. 2020-504
Dear :
In accordance with the terms and conditions of the referenced MCDC Base Agreement, Modification No. 02 hereby amends the Base Agreement as follows:
DESCRIPTION OF MODIFICATION
1)    References in the MCDC Base Agreement to 10 U.S.C. § 2371 are hereby replaced with 10 U.S.C. § 4022.
2)    Article I: Scope of the Agreement, of the MCDC Base Agreement is modified as follows:
Section 1.01 Background
The U.S. Army Contracting Command-New Jersey (ACC-NJ) is entering into an Other Transaction Agreement (OTA) under the authority of 10 U.S.C. § 4022(f), with the Medical CBRN Defense Consortium (MCDC). The Joint Project Manager for Chemical, Biological, Radiological, Nuclear - Medical (JPM-CBRN Medical), through the Joint Program Executive Office for Chemical, Biological, Radiological, and Nuclear Defense (JPEO-CBRND), will collaborate with the MCDC to carry out a coordinated research and development program designed to develop prototype medical, pharmaceutical, and diagnostic technologies directly relevant to enhancing the mission effectiveness of military personnel and the supporting platforms, systems, components, or materials proposed to be acquired or developed by the Department of Defense, or to improvement of platforms, systems, components or materials in use by the armed forces. An OTA is being proposed with the purpose of conducting Research and Development into medical, pharmaceutical, and diagnostic technologies to enhance the mission effectiveness of military personnel, collaborating with industry partners for the advanced development of Medical Countermeasures (MCM) for chemical and biological defense. The OTA will allow JPM-CBRN Medical to partner with other agencies in the Department of Defense (DoD) chemical and biological defense enterprise, as well as collaborate with industry on applied research on candidate MCMs and supporting technologies. The MCDC was formed in response to the Government’s expressed interest to engage with an industry consortium comprised of traditional and nontraditional Government contractors, small and large business, for-profit and not-for-profit entities, academic organizations and their affiliates for the purpose of entering into an OTA to develop and mature medical, pharmaceutical, and diagnostic technologies through the execution of prototype projects.
Under the OTA and associated awards, the Government, along with the non-government members from the MCDC, shall perform coordinated planning and research and development prototype efforts designed to encompass the areas contained within the scope of the OTA as listed in Article I, Section 1.03 herein.
Section 1.02, Definitions
“Base Agreement” or “OTA” refers to the Prototype OTA under the authority of 10 U.S.C. § 4022(f), between the Government and the MCDC, Agreement No. W15QKN-16-9-1002.
“Other Transactions for Prototype Projects” refers to the type of OTA this MCDC Base Agreement is under. This type of OTA is authorized by Department of Defense (DoD) Authorization Acts, and is found in the U.S. Code as a Note in 10 U.S.C. § 4022. 10 U.S.C. § 4022, “Authority of the DoD to carry out certain prototype projects,” authorizes the Secretary of a military department to carry out prototype projects directly relevant to enhancing the mission effectiveness of military personnel and the supporting platforms, systems, components, or materials proposed to be acquired or developed by the Department of Defense, or to improvement of platforms, systems, components, or materials in use by the armed forces. This type of OTA is treated by the DoD as an acquisition instrument, commonly referred to as an “other transaction” for a research prototype project or 4022 “other transaction.”
3)    Article VI, Appropriate Use of Other Transaction Authority, of the MCDC Base Agreement is modified as follows:
Article VI. APPROPRIATE USE OF OTHER TRANSACTION AUTHORITY
In accordance with provisions of 10 U.S.C. § 4022, the DoD has authority to enter into transactions other than contracts, grants, or cooperative agreements. The DoD has the authority to make awards that are directly relevant to enhancing the mission effectiveness of military personnel and the supporting platforms, systems, components, or materials proposed to be acquired or developed by the DoD, or the improvement of platforms, systems, components, or materials in use by the armed forces.
Per 10 U.S.C. § 4022, each prototype project awarded under this Base Agreement must meet one of the following conditions:
•There is at least one nontraditional defense contractor or nonprofit research institution participating to a significant extent in the prototype project.
•All significant participants in the transaction, other than the Federal Government, are small businesses (including small businesses participating in a program described under section 9 of the Small Business Act (15 U.S.C. 638)) or nontraditional defense contractors.
•At least one third of the total cost of the prototype project is to be paid out of funds provided by sources other than the Federal Government.
•The senior procurement executive for the agency determines in writing that exceptional circumstances justify the use of a transaction that provides for innovative business arrangements or structures that would not be feasible or appropriate under a contract, or would provide an opportunity to expand the defense supply base in a manner that would not be practical or feasible under a contract.
Throughout the period of performance of any PA, the AO and AOR will actively monitor projects to ensure compliance with this statutory requirement. The Government will take into account any implementation guidance from the Department of the Army and the Office of the Under Secretary of Defense for Acquisition and Sustainment, which includes but is not limited to, the most recent Other Transactions Guide. The MCDC Member awarded a PA will be given the opportunity to become compliant with this statutory requirement should they be found non-compliant by the AO and AOR and as communicated to the PAH by the CMF. Failure to comply may result in termination.
If significant nontraditional / nonprofit participation cannot be fulfilled, the PAH must provide at least one third cost share of the value of the PA awarded to the PAH. Proposals that fail to comply with this requirement, will not be awarded under the OTA.
Cost Sharing is not required under the OTA for projects that contain significant nontraditional / nonprofit participation. Where the Government and PAH agree, cost sharing may be considered on a per project basis under terms and conditions to be agreed to by them, and in accordance with the most recent Other Transactions Guide.
4)    Article XXI: General Provisions, Section 21.15, Follow-On Production, of the MCDC Base Agreement is modified as follows:
Section 21.15 Follow-On Production
10 U.S.C. § 4022(f) authorizes the use of a follow-on production contract (FAR) or transaction (OTA). In order to be eligible for follow-on production, the following criteria is required: (1) the follow-on shall be awarded to the same participants named in the PA; (2) competitive procedures were used to award the PA in question; and (3) the PA was successfully completed. This MCDC Base Agreement was the result of competitive procedures, and competitive procedures are used to award individual projects under this MCDC Base Agreement. The AO shall be responsible for documenting whether or not a PA was successfully completed. Follow-on production efforts shall be strictly limited to the scope of the successfully completed prototype. This MCDC Base Agreement will not be used to award follow-on production efforts; Government customers will be responsible for working with their contracting personnel.
All PAs shall include the following statement:
“In accordance with 10 U.S.C. § 4022(f), and upon a determination that this competitively awarded prototype project has been successfully completed, this prototype project may result in the award of a follow-on production contract or transaction without the use of competitive procedures.”
Except as provided herein, all Terms and Conditions of the referenced MCDC Base Agreement and preceding modifications remain unchanged and in full force and effect.
This modification is issued unilaterally. The Project Agreement Holder is not required to sign to finalize this action.

Advanced Technology International
By: /s/________________________

Name:________________________

Title:_________________________

Date: Aug 2 2022_______________

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